Exhibit 6.6

Certain information, including the name of the manufacturer and its address, the products and pricing schedule, and a list of customers, has been excluded from the exhibit because it is both not material and is the type that the registrant treats as private or confidential.

DISTRIBUTOR AGREEMENT

THIS DISTRIBUTOR AGREEMENT (the “Agreement”) made effective on this 25th day of January, 2021 (the “Effective Date”) by and between [Manufacturer’s Name], a Delaware limited liability company (together with any of its subsidiaries and any assigns, successors, agents thereof, and/or any newly established business and/or entities conducting the same business for any of the above-named companies, collectively hereinafter referred to as “IP Holder” [The definition for the manufacturer has been changed in this version to “IP Holder” to keep the anonymity of its name] and Midori-Bio Inc., an incorporated corporation (together with any of its subsidiaries and any assigns, successors, agents thereof, and/or any newly established business and/or entities conducting the same business for any of the above-named companies, hereinafter “Distributor”).

RECITALS

WHEREAS, IP Holder owns rights in and is engaged in the business of manufacturing, marketing, selling, and distributing certain chemical additives which, when added to certain plastic resins, can render plastics biodegradable;

WHEREAS, Distributor desires to purchase certain IP Holder products identified on Exhibit A (the “Products”) from IP Holder and IP Holder desires to supply Distributor with the Products on the terms provided herein;

WHEREAS, Distributor will resell Products to certain companies/clients as set forth on Exhibit B (each a “Customer” and collectively the “Customers”);

WHEREAS, Distributor as part of future services to IP Holder will refer client/companies to IP Holder (the “Referral”) that may not purchase directly from Distributor and to whom Distributor may not offer pre- and post-sales service.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants, conditions, representations, and warranties herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Appointment as Distributor

(a) Subject to the terms and conditions of this Agreement, IP Holder hereby appoints Distributor as an exclusive distributor and broker of IP Holder to sell Products directly (as a reseller) to the Customers. Distributor must obtain written authorization from IP Holder prior to making any solicitation to any Customers not set forth on Exhibit B. Customers may be added to Exhibit B, following the Effective Date upon the written agreement of both Parties.

(b) Distributor agrees that Customers are limited by those territories previously granted to other persons or entities as set forth on Exhibit C hereto (collectively, the “Exclusions”). Distributor agrees that it will not, directly or indirectly, promote or market the Products in a manner that conflicts with the Exclusions. IP Holder will keep Distributor apprised of future Exclusions and update Exhibit C accordingly.

(c) Distributor agrees to generate Net Sales (defined below) for IP Holder (comprised of Distributor’s purchases from IP Holder) representing a total volume of at minimum of 1000 kilograms in the first year followed by 2000 kilograms in year 2, 4000 kilograms in year 3, 6000 kilograms in year 4, and 8000 kilograms in year 5 (such total volumes collectively, the “Target Volume” for each). In no event shall this be less than all of Distributor’s requirements for the Products or products similar thereto in each year. In the event that, at any time during the Term, Distributor fails to meet the Target Volume, Distributor shall have thirty (30) days from the date of notification from IP Holder of such failure to cure or rectify such failure in order to continue receiving the right of exclusivity to Customers. If such failure is not rectified within thirty (30) days of notification, IP Holder shall have the unilateral right to amend the Agreement to remove Customer’s exclusivity to the Products or to terminate this Agreement after written notice of such default is delivered to such defaulting party, provided that such cure right shall not apply to obligations to pay for Products purchased hereunder. Distributor shall have the option, at IP Holder’s discretion, to purchase the remaining quantity of Products at the end of each year to reach the Target Volume to continue the Agreement without amendments.

2. Use of IP Holder Trademarks. Except as set forth herein, Distributor shall not use the “IP Holder” trade name, or any equivalents, in any publicity, advertising, telephone listings, signs, business cards, letterhead or any other manner without the prior written consent of IP Holder unless the IP Holder trade name is used solely for the purpose of direct sales and promotion of Products in accordance with and subject to such guidelines and direction as IP Holder may from time to time provide.

(a)	IP Holder is the owner of the trademarks [DELETED] and [DELETED] (and design) as shown below:

[Trademark name deleted for anonymity]

and applications and registrations therefor (collectively, the “Licensed Marks”) in connection with Products. IP Holder hereby grants to Distributor a non-exclusive, non-transferable license to use the Licensed Marks in connection with the Products for sales to Customers.

(b) Distributor shall have the right to sublicense its right to use the Licensed Marks, provided that i) Distributor shall obtain IP Holder’s approval of all sublicensees prior to granting any sublicense, and ii) Distributor shall remain responsible for any and all uses of the Licensed Marks by any of its sublicensees.

(c) On all Products and Promotional Materials (defined below), Distributor shall include the following notation prominently: [DELETED] and related trademarks are trademarks of IP Holder Solutions, LLC and used under license.

(d) Distributor shall not make or authorize any use, direct or indirect, or promote the Products to any Customer not listed on Exhibit B or in any territory listed on Exhibit C unless otherwise agreed to by IP Holder in writing.

(e) The license granted hereunder is conditioned upon Distributor’s full and complete compliance with the marking provisions of the trademark laws in the Customer’s jurisdiction and such reasonable marking and other instructions as IP Holder may issue from time to time.

(f) Distributor will notify IP Holder of the existence and content of any mandatory provision of law of which the Distributor becomes aware or should reasonably become aware in any country or jurisdiction within the Customer’s jurisdiction or any other applicable law that conflicts with any provision of the Agreement (whether as of the Effective Date or thereafter), including, but not limited to, any laws, ordinances, rules, regulations, or judicial or arbitral decisions in the Customer’s jurisdiction that might affect the promotion, offering, or distribution of Products in the Customer’s jurisdiction, or the use or protection of the Licensed Marks in the Customer’s jurisdiction.

(g) Distributor shall take no action that could confer on IP Holder ‘permanent establishment’ or equivalent status (as defined in any applicable income tax treaty) in any Customer’s country or jurisdiction or otherwise subject IP Holder to taxation in any Customer’s country or political subdivision.

(h) Distributor acknowledges and agrees that IP Holder is the owner of the Licensed Marks, and that all use of the Licensed Marks by Distributor shall inure to the benefit of IP Holder. Distributor recognizes the value of the goodwill associated with the Licensed Marks and that such goodwill belongs exclusively to IP Holder.

(i) IP Holder does not warrant and shall not be held to have warranted the validity or scope of the Licensed Marks. In particular, IP Holder does not represent or warrant that the Licensed Marks do not infringe on the rights of any third parties.

(j) Distributor acknowledges the ownership by IP Holder of the Licensed Marks, and agrees not directly or indirectly to challenge, question, or assist any other person in challenging or questioning IP Holder’s ownership or the validity of any of the Licensed Marks. Distributor agrees not to attempt to register in its own name any of the Licensed Marks or any trade names belonging to IP Holder or any term or symbol confusingly or deceptively similar therewith.

(k) Distributor agrees that all Products offered, sold, or rendered by Distributor in connection with the Licensed Marks, and all related packaging, advertising, promotional, and other materials displaying any Licensed Mark (the “Promotional Materials”) shall be of high quality, relative to those products offered, sold, or rendered in the relevant industry. IP Holder will be entitled, upon reasonable notice to Distributor, to inspect all Promotional Materials and Products to ensure that the Products and Promotional Materials comport with the quality standards outlined herein. In their use of the Products, Distributor and each sublicensee will abide by the guidance provided in the Identity Guidelines provided by IP Holder, as amended from time to time in IP Holder’s discretion.

3. IP Holder’s Responsibilities. IP Holder agrees to:

(a) Provide digital copies of sales/marketing materials including company and Product logos;

(b) Provide, where applicable, initial U.S. regulatory approval letters and relevant testing data;

(c) Update Exhibits (at IP Holder’s discretion) and send updated copies to Distributor when updates are available;

(d) Provide Product training; and

(e) Provide Product specifications.

3. Distributor Responsibilities. Distributor agrees to:

(a) Provide the general marketing and business development strategy, identify key influences, and establish a sales network with respect to the Customers;

(b) Diligently and aggressively promote the Products and solicit all Customers in the Territories for sales of the Products in a manner consistent with good sales procedures and customer relations, and maintain a reasonable stock of the Products in its possession to quickly provide samples to prospective customers;

(c) Advertise the Products in accordance with guidelines established by IP Holder in local trade publications and such other media as well as participate in trade events, expositions, and exhibitions agreed upon between Distributor and IP Holder;

(d) When necessary, work with IP Holder to apply for, and obtain, local government or agency approvals or registrations needed to sell and market the Products (for example, approval for use in food and drug packaging applications or approval for packages to be labeled biodegradable, among others);

(e) Provide pre-and post-sales customer service and promptly and diligently attempt to resolve all inquiries and problems raised by Customers, promptly advise IP Holder of all such inquiries and problems raised by said Customers, and otherwise service all Customers on an ongoing basis;

(f) Provide regular conference calls to review progress/opportunities and a customer list for approval by IP Holder prior to any contact with a prospective customer in accordance with Section 1 above;

(g) Resell Products under and as the IP Holder brands and not re-brand as their own or otherwise without prior permission; and

(h) Adhere to storage and handling conditions specified in Products specification sheets provided by IP Holder.

4. Pricing & Commissions.

(a) Pricing. During the Term, and subject to Section 5(b) below, the initial pricing for the Products to be purchased by Distributor hereunder shall be set forth in Exhibit A. Distributor may resell the Products to Customers at such prices as it may determine in its absolute discretion, and the difference between the payment received by Distributor and the initial pricing provided by IP Holder shall hereinafter be referred to as the “Profit Margin”. Notwithstanding the foregoing, to support the continued growth of IP Holder’s Products, Distributor agrees to engage in a responsible pricing strategy and will sell Products at competitive prices. In establishing its pricing, IP Holder understands that Distributor must not only recover its costs which may include the cost of capital to support warehousing IP Holder’s Products, local marketing expenditures, providing customer service including technical support, testing/lab expenditures, etc., but also make some profit on this undertaking.

(b) Price Changes. The parties agree that increases or decreases to Product pricing will occur upon not less than thirty (30) days’ written notice by IP Holder to Distributor to the extent of increases or decreases in IP Holder’s Product manufacturing costs, including, but not limited to, raw material costs, labor costs, and other processing costs. Such increases or decreases in pricing shall be made only to allow IP Holder to maintain its gross profit margins on the Products sold to Distributor at the same levels achieved in the initial pricing set forth above.

(c) Payment. Immediately upon shipment, IP Holder shall submit invoices to Distributor for payment. A documented guarantee for payment via export credit insurance, Letter of Credit (LC), or similar instrument mutually agreeable between IP Holder and Distributor shall be required for each Purchase Order. Distributor shall be responsible for the costs associated with acquiring such terms or guarantees. For regular shipments, all invoices shall be paid in full within thirty (30) days, and for air shipments, all invoices will be paid in full within fifteen (15) days of the date of the invoice submitted by IP Holder. Any amount remaining unpaid past the due date shall accrue interest at a rate of the lesser of one percent (1.0%) per month or the highest rate allowed by law. In the event of any good faith dispute with respect to a portion of an invoice, the undisputed portion shall be paid as provided herein. Upon resolution of the disputed portion, any amounts owed to IP Holder shall be paid with interest at the rate set forth above, accruing from the date such amounts were originally due. In addition, if Distributor fails to pay any amount due hereunder or otherwise violates any provision of this Agreement, Distributor shall pay to IP Holder the cost of enforcing the provisions hereof, including reasonable attorneys’ fees and disbursements.

(d) Delivery. The Products shall be made available for pick-up at Laredo, Texas, USA. From that point on, Distributor shall be responsible for all shipping and insurance costs and for payment of all taxes, duties, tariffs, and similar charges relating to the purchase and sale of the Products. All Products ordered by Distributor under this Agreement will be shipped by IP Holder within forty-five (45) days following IP Holder’s receipt of Distributor’s purchase order therefor.

(e) Additional Terms. IP Holder’s acceptance of any purchase order from Distributor is expressly conditional on Distributor’s assent to the terms and conditions contained or referenced herein. This Agreement and all documents incorporated by specific reference herein or therein constitute the complete and exclusive statement of the terms of sale of the Products by IP Holder to Distributor. In the event that any request for quotation, purchase orders, invoices, shipping instructions, or other documentation submitted by a party hereto contains any different or additional terms or conditions, such terms and conditions shall not become part of the terms of sale of Products to Distributor and are expressly rejected.

(f) Referrals. Distributor shall obtain prior written approval for contacting any client/company that it wishes to refer to IP Holder, and, upon mutual approval, the same will be identified as such Referral on Exhibit E hereto (which shall be updated from time to time by IP Holder). In the event Distributor sends IP Holder a Referral and (i) Distributor does not actively manage the pre and post-sales activities with this Referral, and (ii) within six months of the initial Referral, begins purchasing Products from IP Holder, then IP Holder will pay to Distributor 2% of all Net Sales derived from the sale of such Products to the Referral within the 24-month period following the initial sale to such Referral (“Referral Payments”). Amounts payable to Distributor shall be subject to a charge-back or credit in favor of IP Holder for any amount previously paid to Distributor with respect to revenues that are refunded to Referrals or to the extent additional costs or expenses are incurred by IP Holder relating to such sales following payment to Distributor. Any Referral Payments by IP Holder shall be made monthly, on or before the 10th business day of the month following the month in which the applicable invoice has been collected in full or in part by IP Holder or later if notified to do so in writing by Distributor, in which case Distributor will inform IP Holder when the payment should be made. No payment shall be due to Distributor unless and to the extent payment is made on a particular invoice by the Referral.

5. Additional Distributor Responsibilities

(a) From time to time, Distributor may wish to engage additional distributors (“Sub-Distributors”) or brokers (“Sub-Brokers”). Distributor will provide information on Sub-Distributors or Sub-Brokers to, and seek authorization from, IP Holder before appointing Sub-Distributors or Sub-Brokers. Any compensation payable to such additional Sub-Distributors or Sub-Brokers will be paid by Distributor, and IP Holder shall have no liability or obligation whatsoever in respect thereof. Distributor agrees to set up adequate price protection clauses in Sub-Distributor and Sub-Broker agreements. Distributor shall inform each Sub-Distributor and Sub-Broker of their obligations pursuant to this Agreement and, if possible, provide such parties with a copy hereof. Distributor’s agreements with any Sub-Distributor or Sub-Broker shall include express language whereby such Sub-Distributor or Sub-Broker acknowledges, assumes, and agrees to abide by, and comply with, all representations, obligations, and liabilities referenced herein. Without limiting the foregoing, in any agreement between Distributor and its Sub-Distributors or Sub-Brokers, Distributor shall require Sub-Distributors and Sub-Brokers to comply with the representations, obligations, and liabilities of Sections 1(a), 1(b), 2, 4, and 7 through 25 hereunder.

(b) Distributor shall solely be responsible for payment of any and all state, federal, city, or municipal taxes, duties, fees, or tariffs of any kind related to any payment made to Sub-Distributors or Sub-Brokers under this Agreement. IP Holder shall have no obligation to withhold or pay any such taxes, duties, fees, or tariffs unless required by law.

(c) Distributor shall solely be responsible for any and all applicable workers’ compensation insurance, health insurance, or other employment-related liabilities to any person whom Distributor decides to employ for any reason.

(d) Distributor shall solely be responsible for any tax liability arising from Distributor’s compensation as an independent contractor.

6. Commercial Management

In the event IP Holder, in its sole discretion, determines that Distributor is not effectively servicing the Customers or not sufficiently and appropriately promoting IP Holder’s products or brand, IP Holder will notify Distributor in writing of such issues and require that such issues be corrected to IP Holder’s satisfaction within thirty (30) days from the date of notification thereof. If the corrective action is not deemed adequate by IP Holder, IP Holder may, in its sole discretion, reduce the list of represented Products and/or Customers being marketed and serviced by Distributor or terminate this Agreement pursuant to Section 8. Further, IP Holder reserves the right to offset any reasonable expenses and/or losses incurred by IP Holder as a result of Distributor’s failure to perform under this Agreement against any Referral Payments owed Distributor or add to any outstanding invoice owed by Distributor.

7. Insurance

Distributor agrees to carry and maintain comprehensive or commercial general liability insurance coverage including products and completed operations coverage (including on any and all vehicles, trailers, automobiles, trucks, or other transportation equipment used by Distributor or any person employed by Distributor or any consultant, representative, or other person engaged by Distributor), blanket contractual coverage, and broad form commercial general liability coverage affording a minimum limit of liability of $1,000,000 combined single limit for bodily injury/property damage per occurrence and a minimum limit of liability of $2,000,000 in the aggregate. Distributor shall be obligated to provide certificates of insurance upon reasonable request of IP Holder. Distributor shall notify IP Holder prior to any cancellation of the applicable policy or any change in insurance coverage. IP Holder shall also name Distributor as an additional insured on its policy of commercial general liability coverage, in respect of any liability relating to the Products.

8. Term and Termination

This Agreement shall remain in effect for a period of five (5) years (the “Term”), or until terminated by either party as provided for herein. This Agreement may be terminated by either party as follows: (x) immediately upon written notice to the other party in the event such other party breaches any of the material terms, covenants, or conditions of this Agreement and such breach is not cured within thirty (30) days’ written notice of such breach; or (y) immediately upon written notice to the other party for cause.

In the event this Agreement is not renewed at the election of IP Holder, Distributor shall continue to earn, and IP Holder shall continue to pay to Distributor, the Profit Margin actually collected by IP Holder for all Product sales to Customers at the time of such non-renewal, for two (2) years following IP Holder’s non-renewal of this Agreement (the “Post-Termination Payments”). The Post-Termination Payments shall be made monthly, on or before the 10th business day of the month following the month in which the applicable invoice has been collected in full or in part by IP Holder, or later if notified to do so in writing by Distributor, in which case Distributor will inform IP Holder when the payment should be made.

(a) As used herein, “cause” shall include:

(i) A party’s arrest or indictment for a felony involving moral turpitude;

(ii) With respect to the Distributor, any crime in connection with its representation of IP Holder which causes IP Holder a substantial detriment;

(iii) Actions by a party or its agents or subcontractors which may damage the reputation of, or cause financial losses or expenses to, the other party hereto, or any of its affiliates;

(iv) Failure of either party to pay an amount due hereunder within thirty (30) days of the due date thereof;

(v) There occurs any affirmative act of insolvency by a party, or the filing by a party of any petition under bankruptcy, reorganization, or insolvency, or any law for the relief of, or relating to, debtors; there is the filing of any involuntary petition under any bankruptcy statute against a party or the appointment of any receiver or trustee to take possession of the property of a party, unless such petition or appointment is set aside or withdrawn or ceases to be in effect within thirty (30) days of the date of the filing or appointment; or any of a party’s property becomes the subject of any levy, seizure, assignment, application, or sale for or by any creditor or governmental agency.

(b) Upon the expiration or termination of this Agreement through any means and for any reason, Distributor agrees to provide IP Holder with all necessary or relevant information in its possession needed by IP Holder to provide excellent service to the Customers.

(c) The provisions of Sections 5(c) and 9 through 25 shall survive the expiration or termination of this Agreement through any means and for any reason whatsoever. Further, the expiration or termination of this Agreement through any means and for any reason shall not relieve the parties of any obligation accruing prior thereto.

8A. Renewal of Term

So long as Distributor is not in default of this Agreement, the Term of this Agreement shall automatically renew and extend the Term of this Agreement for five (5) years, commencing upon the expiration of the previous Term, provided that IP Holder and Distributor shall have the right to opt out of such renewals by providing written notice to the other at least nine (9) months prior to the expiration of the then current Term. Except as expressly otherwise provided in this Agreement, all the agreements and conditions in this Agreement shall apply to any renewal Term, and such renewal Term will be referred to as the “Term.”

9. Representations and Warranties

Distributor agrees not to make any warranty regarding Products except as may be expressly authorized by IP Holder in writing. Except as set forth in Exhibit F, IP Holder makes no warranties, express or implied, of any kind concerning the Products provided by IP Holder hereunder, and expressly disclaims the implied warranties of merchantability and fitness for a particular purpose. IP Holder expressly disclaims any obligation or liability for loss of profits, loss of use, and special, incidental, or consequential damages as a result of such Products or the use thereof. IP Holder will not be responsible for any warranty that Distributor or its agents or representatives make concerning the Products, and Distributor agrees to indemnify and hold harmless IP Holder for all loss, cost, and expense incurred by Distributor resulting from the extension by Distributor or its agents or representatives of representations or warranties not written or approved and otherwise authorized by IP Holder.

10. Proprietary Items and Confidential Information

(a) Confidential Information. Distributor shall, and shall cause each of its employees, agents, contractors to, strictly abide by the terms of the Confidentiality Agreement between Distributor and IP Holder. A copy of the Confidentiality Agreement is attached hereto as Exhibit G.

(b) Property of IP Holder. Distributor acknowledges that the processes, Products, formulae, designs, materials, and methodologies to be supplied or shared under this Agreement are proprietary to IP Holder or parties in privity with IP Holder, and that any improvements or inventions related thereto (collectively “Proprietary Items”) shall be owned solely by IP Holder. As between Distributor and IP Holder, Proprietary Items will be deemed Confidential Information as defined in the Confidentiality Agreement dated the same date as in Section 10(a) above between IP Holder and Distributor. All right, title, and interest in and to the Proprietary Items including, but not limited to, Proprietary Items in respect of the Products, shall remain with IP Holder. Distributor shall not reverse engineer, copy, disassemble, assay, or otherwise attempt to reconstruct the formula for any samples or Products provided by IP Holder hereunder. In the event any such actions occur, all data and results and/or any inventions, discoveries, or works arising therefrom shall be solely owned by IP Holder, and Distributor shall immediately upon request assign any such inventions or discoveries to IP Holder. Distributor agrees that it does not have, nor will its performance hereunder give rise to, any vested or proprietary right or interest with respect to any IP Holder products, processes, accounts, customers, or Confidential Information including, but not limited to, the Products. Distributor acknowledges and agrees that all right, title, and interest in and to the Products including, without limitation, all patent rights, copyright rights, trademarks, trade names, and other intellectual property and trade secret rights therein shall belong exclusively to IP Holder. Additionally, Distributor agrees and acknowledges that all right, title, and interest in and to any improvements, modifications, derivative works, or similar variations, whether developed or discovered by Distributor or IP Holder, which arise out of or relate to the Products or the performance of this Agreement including, without limitation, all patent rights, copyright rights, trademarks, trade names, and other intellectual property and trade secrets are and shall remain the sole and exclusive property of IP Holder, and Distributor hereby assigns any and all rights therein to IP Holder and agrees to take all actions reasonably necessary or desired to establish, transfer, perfect, and maintain such rights in the name of IP Holder. Distributor agrees that it does not have the right to, and will not, purchase the Products from any person or entity other than IP Holder.

(c) Use of Trademark, Trade Names, and Proprietary Rights by Distributor. Except as provided herein, Distributor agrees that, without prior written consent from IP Holder, it shall not use, make reference to, or otherwise designate IP Holder’s trademarks or trade names, or the trademarks or trade names of any of IP Holder’s subsidiaries or affiliates, except as they may be used for the benefit of IP Holder and/or its subsidiaries or affiliates and then only when the appropriate trademark notice is utilized. Distributor acknowledges and agrees that any such use of IP Holder’s trademarks, trade names, and trade secrets, or the trademarks, trade names, and trade secrets of IP Holder’s subsidiaries or affiliates shall inure to the benefit of IP Holder and/or its subsidiaries or affiliates.

(d) Third Party Infringements. Distributor shall immediately notify IP Holder in writing if it becomes aware of any actual or suspected third-party infringement of any of IP Holder’s rights in the Products. IP Holder in its sole option shall have the right to control the prosecution of any infringement action relating to or arising out of the Products, and Distributor shall not commence any such action without IP Holder’s prior written consent. Upon request, Distributor shall reasonably cooperate with IP Holder in any such proceeding.

(e) NDA’s. Prior to Distributor sharing any confidential information (including product samples and test results) described in this Section 10 with a Customer, Referral, prospective customer, Sub-Distributor, or Broker, Distributor shall first obtain IP Holder’s written approval of the same. Once written approval is received, Distributor shall obtain an executed non-disclosure agreement in the form attached hereto as Exhibit I (each an NDA) prior to the actual sharing of any confidential information with the same.

11. Non-Competition

In consideration of the foregoing and the payment of Referral Payments to Distributor under the conditions set forth herein, and for other valuable consideration, Distributor hereby expressly covenants and agrees that during the Term of this Agreement and for as long as IP Holder continues to make Post-Termination Payments to Distributor hereunder, Distributor will not, directly or indirectly, for itself or as an agent of or on behalf of or in conjunction with any person, firm, entity, association, or corporation, engage in the manufacture, marketing, sale, or distribution to any person or entity of any product which competes with products which IP Holder engaged Distributor to sell and market (including, without limitation, the Products). In addition, during the Term of this Agreement, Distributor will not sell, market, or distribute any of the Products to any competitive manufacturers, used-equipment dealers, or suppliers, their branches, agents, or representatives, without the prior written consent of IP Holder. The two-year time period specified herein shall be tolled and shall not run during any time the Distributor is in violation of this paragraph.

The revised sections look clear and comprehensive. Here’s the finalized version with placeholders for specific details that can be filled in as needed:

17. Notices

Any notice, request, consent, or communication (collectively a “Notice”) under this Agreement shall be effective only if it is in writing and (i) personally delivered, (ii) sent by certified or registered mail, return receipt requested, postage prepaid, (iii) sent by a nationally recognized overnight delivery service, with delivery confirmed, (iv) telexed or telecopied, with receipt confirmed, or (v) sent by electronic mail, with receipt confirmed, addressed as follows:

If to Distributor to:

[Distributor’s Address and Contact Information]

If to IP Holder to:

IP Holder

[Name of Manager]

[Address of Manager]

[E-Mail Address of Manager]

with a copy to:

[Name of Attorney]

[Name of Limited Liability Company]

[Address of Attorney]

[E-mail Address of Attorney]

or such other persons or addresses as shall be furnished in writing by any party to the other party. A Notice shall be deemed to have been given as of the date (i) when personally delivered, (ii) on the date noted on the return receipt as the delivery or attempted delivery date when deposited with the United States mail properly addressed, return receipt requested, (iii) when receipt of a Notice sent by an overnight delivery service is confirmed by such overnight delivery service, or (iv) when receipt of the telex, telecopy, or electronic mail is confirmed, as the case may be, unless the sending party has actual knowledge that a Notice was not received by the intended recipient.

18. Governing Law and Jurisdiction

THIS AGREEMENT SHALL BE GOVERNED BY, AND INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF [DELETED] WITHOUT REGARD TO PRINCIPLES OF CHOICE OF LAW OR CONFLICT OF LAWS. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY CONSENTS AND SUBMITS TO THE JURISDICTION OF STATE OR FEDERAL COURT LOCATED IN THE EASTERN DISTRICT OF [DELETED] IN CONNECTION WITH ANY PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, WAIVES ANY OBJECTION TO VENUE IN THE COUNTY OF [DELETED], STATE OF [DELETED], EXCEPT THAT AN ACTION TO ENFORCE THE COVENANTS CONTAINED IN SECTIONS 11, 12, AND 13 MAY, AT IP HOLDER’S DISCRETION, ALSO BE BROUGHT IN ANY JURISDICTION WHERE THE DISTRIBUTOR RESIDES OR WORKS. TO THE EXTENT PERMITTED BY LAW, SERVICE OF PROCESS IN ANY PROCEEDING MAY BE MADE IN THE FOLLOWING MANNER: [insert service of process details].

19. Attorney Fees

In the event of any litigation or dispute concerning this Agreement, the parties agree that the prevailing party shall be entitled to all reasonable fees, expenses, and costs of such litigation or petition for injunctive relief, including but not limited to reasonable attorneys’ fees and expert witness fees.

20. Assignment

Neither party may assign this Agreement or the rights hereunder to any third party, except to a successor (whether by merger, consolidation, or otherwise) to all or substantially all of the business and assets of such party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and permitted assigns.

21. No Third Party Beneficiaries

This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon any third party any remedy, claim, liability, reimbursement, cause of action, or other right.

22. Independent Contractors

Each party is an independent contractor hereunder. Nothing contained in this Agreement is intended or shall be construed to create or establish any agency, partnership, joint venture, or other profit-sharing arrangement between the parties. No party shall have any authority, express or implied, to create or assume any obligation, enter into any agreement, or to bind or otherwise render any other party liable in any way to any other person, without the prior express written consent of the party to be affected by such action.

23. IP Holder’s Rights to Sell to Others

Outside of the areas identified on Exhibit B (after giving effect to the Exclusions of Exhibit C), nothing in this Agreement shall prohibit IP Holder or any affiliate of IP Holder from manufacturing, marketing, distributing, or selling any product to any person or entity, including, without limitation, the Products.

24. Force Majeure

If strikes, work stoppages, riot, war, rebellion, fire, terrorism, earthquake, pandemic or epidemic, or act of governmental authorities, or any other similar causes beyond the control of a party (“Force Majeure”) render it impossible for such party to comply with the terms of this Agreement, no liability for non-compliance caused thereby during the continuance thereof shall exist or arise; provided, however, that this Section 24 shall not be applicable to an obligation to make a payment of money. Each of IP Holder and Distributor shall use all commercially reasonable efforts to remedy any Force Majeure that it experiences.

25. Miscellaneous

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. The headings included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. No waiver by either IP Holder or Distributor of any condition or of any breach of any term, covenant, representation, or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation, or warranty. The terms and conditions of this Agreement may be amended only in writing signed by both parties. If any provision of this Agreement shall be held invalid, illegal, or unenforceable, the validity, legality, or enforceability of the other provisions hereof shall not be affected thereby, and there shall be deemed substituted for the provision at issue a valid, legal, and enforceable provision as similar as possible to the provision at issue. The provisions of this Agreement shall be enforceable notwithstanding the existence of any breach by IP Holder or claim or cause of action of Distributor against IP Holder, whether predicated on this Agreement or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

IP HOLDER:

[IP HOLDER]

By: ___________________________

[Name of Signer]

DISTRIBUTOR

By: ___________________________

Robert Leeder

President

EXHIBIT A

[The identifying information for the manufacturer, including its name, along with the detailed list of products and their associated prices, has been thoroughly deleted to ensure confidentiality and protect sensitive business information.]

EXHIBIT B

CUSTOMERS

Nature of Distributorship - The following Customers:

[Identifying information and the customer list has been deleted]

EXHIBIT C

EXCLUSIONS FOR DISTRIBUTOR

The following territories are excluded from the Distributor’s area of operations:

1. Mexico

2. Brazil

EXHIBIT D

INTENTIONALLY OMITTED

EXHIBIT E

Referrals

To be defined

EXHIBIT F

PRODUCT WARRANTY

A. LIMITED WARRANTY:** Subject to the limitations of Section B, IP Holder warrants that the [deleted] Products sold to Distributor by IP Holder will be free from defects in material and workmanship and meet the applicable IP Holder Product specifications under normal use and service during the six (6) month period starting on the date of delivery of the [deleted] Products by IP Holder. THESE ARE THE SOLE AND EXCLUSIVE WARRANTIES GIVEN BY IP HOLDER WITH RESPECT TO THE PRODUCTS AND ARE IN LIEU OF AND EXCLUDE ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, ARISING BY OPERATION OF LAW OR OTHERWISE, INCLUDING WITHOUT LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WHETHER OR NOT THE PURPOSE OR USE HAS BEEN DISCLOSED TO IP HOLDER IN SPECIFICATIONS, DRAWINGS OR OTHERWISE, AND WHETHER OR NOT IP HOLDER’S PRODUCTS ARE SPECIFICALLY DESIGNED AND/OR MANUFACTURED BY IP HOLDER FOR CUSTOMER’S USE OR PURPOSE. These warranties do not extend to any losses or damages due to misuse, accident, abuse, neglect, normal wear and tear, unsuitable environmental conditions, negligence (other than IP Holder’s), unauthorized modification or alteration, improper installation, maintenance or application, or any other cause not the fault of IP Holder. If within thirty (30) days after Distributor’s discovery of any warranty defects within the applicable warranty period, Distributor notifies IP Holder thereof in writing, IP Holder shall, at its option, repair, correct or replace F.O.B. point of manufacture, or refund the purchase price for that portion of the [deleted]® Products found by IP Holder to be defective. Failure by Distributor to give such written notice within the applicable time period shall be deemed an absolute and unconditional waiver of Distributor’s claim for such defects. Advance written permission to return [deleted] Products that are claimed to be defective must be obtained from IP Holder. Such [deleted] Products must be shipped, transportation prepaid, to IP Holder in accordance with IP Holder’s then-current policy and procedures. Products returned without IP Holder’s written permission will not be accepted by IP Holder. Products repaired or replaced during the applicable warranty period shall be covered by the foregoing warranties for the remainder of the original warranty period or sixty (60) days from the date of shipment, whichever is longer. Distributor assumes all other responsibility for any loss, damage, or injury to persons or property arising out of, connected with, or resulting from the use of [deleted] Products, either alone or in combination with other products/components. This Section A applies to any entity or person who may buy, acquire, or use the [deleted]® Products, including any entity or person who obtains the [deleted] Products from Distributor, and shall be bound by the limitations therein, including Section B. Distributor agrees to provide such subsequent transferees with conspicuous, written notice of the provisions of Sections A and B.

B. LIMITATION OF REMEDY AND LIABILITY:** THE SOLE AND EXCLUSIVE REMEDY FOR BREACH OF ANY WARRANTY HEREUNDER SHALL BE LIMITED TO REPAIR, CORRECTION OR REPLACEMENT, OR REFUND OF THE PURCHASE PRICE UNDER SECTION A. IP HOLDER SHALL NOT BE LIABLE FOR DAMAGES CAUSED BY DELAY IN PERFORMANCE AND IN NO EVENT, REGARDLESS OF THE FORM OF THE CLAIM OR CAUSE OF ACTION (WHETHER BASED IN CONTRACT, INFRINGEMENT, NEGLIGENCE, STRICT LIABILITY, OTHER TORT OR OTHERWISE), SHALL IP HOLDER’S LIABILITY TO DISTRIBUTOR EXCEED THE PRICE PAID BY DISTRIBUTOR FOR THE SPECIFIC PRODUCTS PROVIDED BY IP HOLDER GIVING RISE TO THE CLAIM OR CAUSE OF ACTION. DISTRIBUTOR AGREES THAT IN NO EVENT SHALL IP HOLDER’S LIABILITY TO DISTRIBUTOR EXTEND TO INCLUDE INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES. THE TERM “CONSEQUENTIAL DAMAGES” SHALL INCLUDE, BUT NOT BE LIMITED TO, LOSS OF ANTICIPATED PROFITS, BUSINESS INTERRUPTION, LOSS OF USE OR REVENUE, COST OF CAPITAL OR LOSS OR DAMAGE TO PROPERTY OR EQUIPMENT. IT IS EXPRESSLY UNDERSTOOD THAT ANY TECHNICAL ADVICE FURNISHED BY IP HOLDER WITH RESPECT TO THE USE OF THE PRODUCTS IS GIVEN WITHOUT CHARGE, AND IP HOLDER ASSUMES NO OBLIGATION OR LIABILITY FOR THE ADVICE GIVEN, OR RESULTS OBTAINED, ALL SUCH ADVICE BEING GIVEN AND ACCEPTED AT DISTRIBUTOR’S RISK.

EXHIBIT G

MUTUAL CONFIDENTIALITY AGREEMENT

This Agreement is made as of January 25, 2021 (“Effective Date”), by and between IP Holder with offices at [deleted address], and Midori-Bio Inc, an incorporated company with principal offices at 3134 Wood Dr., Burlington, ON, LTM 3E1, Canada (“COMPANY”). For purposes of this Agreement, COMPANY shall be deemed to include its parent company, subsidiaries, and any affiliated companies, as listed on the attached Exhibit A.

RECITALS

A. IP Holder is in the business of selling plastic resin additives intended to enhance the biodegradability of plastics manufactured from such resins (the “IP Holder Additives”).

B. COMPANY is in the business of manufacturing and selling certain plastic products (the “Products”).

C. The parties wish to explore the possibility of a business relationship whereby COMPANY purchases and uses the IP Holder Additives to enhance the biodegradability of the Products.

D. To determine if COMPANY can successfully use the IP Holder Additives, it is necessary for COMPANY to perform tests to evaluate the IP Holder Additives’ ability to enhance the biodegradability of the Products and for IP Holder to test the biodegradability of the Products after use of the IP Holder Additives (the “Purpose”).

E. To accomplish the Purpose, each party will be required to disclose Confidential Information to the other party.

F. The parties are entering into this Agreement to set forth the terms and conditions regarding the disclosure and use of the Confidential Information.

AGREEMENT

1. Confidential Information: For the purpose of this Agreement, Confidential Information shall include any and all non-public and proprietary information, intellectual property, and data related to any aspect of the business of a party, including but not limited to, trade secrets, formulas, samples, research and development objectives, product ideas and developments, data, designs, sketches, photographs, drawings, reports, test methods, product composition, processes and process conditions, know-how, product or manufacturing specifications, equipment, molds, tooling, product or component samples, customer relationships and information, supplier relationships and information, manufacturer relationships and information, financial and tax information, employee relationships and information, business alliances, referral sources, cost and pricing information, business strategies and plans, marketing strategies and plans, contracts and agreements, studies, findings, inventions, and ideas. The selection and amount of Confidential Information to be disclosed shall be at the discretion of the party disclosing Confidential Information (the “Discloser”). The party receiving Confidential Information under this Agreement is termed the “Recipient.”

2. Exclusions:The obligations set forth herein shall not apply when, and to the extent that, such specific Confidential Information:

a. is lawfully and properly known by the Recipient at the time of its receipt, and not through a prior disclosure by the Discloser;

b. is at the time of disclosure or thereafter lawfully published and part of the public domain, without breach of this Agreement by the Recipient or unauthorized acts or omissions of third parties;

c. is subsequently disclosed to the Recipient by a third party who has the right to make such disclosure;

d. is developed independently by Recipient without using any of the Confidential Information; or

e. is required to be disclosed, based on the good faith opinion of the Recipient’s counsel, pursuant to a lawful court order or government mandate, but in such event, the Recipient shall notify the Discloser with sufficient time so that Discloser may take action to protect the confidentiality of the Confidential Information by means of a protective order or the like.

3. Obligations of a Recipient: A Recipient shall:

a. maintain the confidentiality of such Confidential Information and will not disclose it to any third parties;

b. use such Confidential Information solely for the Purpose;

c. minimize the dissemination or copying of the Confidential Information except to the extent necessary to carry out the Purpose;

d. limit access to the Confidential Information to employees having direct involvement with the Purpose and with a reason to know;

e. advise any employees with access to the Confidential Information of the contents of this Agreement; and

f. not reverse engineer, copy, disassemble, assay, or otherwise attempt to reconstruct the formula for any Confidential Information. In the event any such actions occur, all data and results and/or any inventions, discoveries, or works arising therefrom shall be solely owned by Discloser, and Recipient shall immediately upon request assign any such inventions or discoveries to Discloser.

4. Ownership:All Confidential Information and all materials, products, or substances containing Confidential Information delivered to the Recipient by the Discloser under this Agreement are and shall remain the sole and exclusive property of the Discloser. All improvements, inventions, or enhancements to Discloser’s Confidential Information or products which occur as a result of the disclosures allowed under this Agreement shall be the exclusive property of Discloser. Test results obtained by COMPANY in order to ensure the validity and implementation of the IP Holder Additives (“Results”) may be retained by COMPANY. COMPANY will share the Results with IP Holder upon request.

5. Term:This Agreement shall commence on the Effective Date and shall continue in effect for a period of five (5) years. The parties may terminate the Agreement at any time with or without cause upon written notice to the other party. Upon expiration or termination of this Agreement and written notice from Discloser, the Recipient shall, within thirty (30) days of receiving such written notice, return or destroy all Confidential Information provided by Discloser in any form or medium, and any reproductions thereof and extracts therefrom which may contain Confidential Information. In the event Recipient destroys Confidential Information in accordance with this article, Recipient shall promptly notify Discloser with a certificate detailing such destruction. Any request for the return of Confidential Information must be made within one (1) year of the termination or expiration of this Agreement.

6. No Further Agreement or License: Except for the obligations set forth herein, neither party shall have any obligation to enter into any further agreement or business relationship between the parties. Nothing contained herein shall restrict the Discloser’s right to discuss similar matters or undertake similar projects with third parties, provided the Confidential Information disclosed under this Agreement may not be disclosed to such third parties. Nor shall this Agreement be construed to grant any license with respect to any Confidential Information.

7. Right to Disclose: Each party represents and warrants that it has the right to disclose Confidential Information to the other party without breaching confidentiality agreements or confidential obligations with any third party.

8. No Assignment: This Agreement may not be assigned or transferred by either party without the other party’s written consent, which consent shall not be unreasonably withheld.

9. Severance: In the event any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, it shall be separated from the others and shall not affect the validity of the other provisions so long as the general intent of this Agreement can be fulfilled.

10. Injunction/Arbitration/Governing Law: It is expressly acknowledged that a breach of this Agreement would cause grave and irreparable harm to the Discloser’s valuable proprietary interests, such that the parties agree that injunctive relief should issue, without bond. Any dispute arising from or in connection with this Agreement or individual agreement shall, if unresolved by amicable discussions between IP Holder and COMPANY, be referred to arbitration under the then-existing Rules of Arbitration of the International Chamber of Commerce. Any arbitration proceeding shall be conducted in English and located at Chicago, Illinois. The language to be used in the arbitration proceeding shall be English. The validity, construction, and performance of this Agreement shall be governed and interpreted in accordance with the laws and regulations of the United States and the State of [deleted].

In the event of any such arbitration, or dispute concerning this Agreement or a Recipient’s use or retention of Confidential Information, the parties agree that the prevailing party shall be entitled to all reasonable fees, expenses, and costs of such litigation or petition for injunctive relief, including but not limited to reasonable attorneys’ fees and expert witness fees.

11. Entire Agreement/Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter hereof and supersedes all proposals, negotiations, representations, warranties, conditions, and agreements, collateral or otherwise, oral or written, made prior to the execution hereof. Any modifications or amendments to this Agreement must be signed in writing by both parties. This Agreement is binding upon and shall inure to the benefit of the parties, their heirs, successors, and assigns.

12. Reproductions/Counterparts: This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument. Signature by facsimile or electronic signature or approval in form by electronic mail shall be deemed as good as the original signature.

13. Survival: In the event of expiration or termination of this Agreement for any reason, the obligations contained herein shall survive for a period of ten (10) years from the last disclosure of Confidential Information made pursuant to this Agreement. The Agreement shall not replace, supersede, or otherwise affect any intellectual property protections or other legal protections enjoyed by the Confidential Information.

14. Authority:The person executing this Agreement on behalf of a party warrants and represents that he/she has been authorized to do so and that this Agreement will be binding upon the party.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date set forth above.

IP Holder

Name: [Signature and Signers Name have been deleted for anonymity]

Title: [Title has been deleted to maintain anonymity]

Name: Signature and Signer Name has been deleted for anonymity]

Title: [Title has been deleted to maintain anonymity]